Exhibit 99.1
November 10, 2006
Rajat K. Gupta
McKinsey & Company
3 Landmark Square
Suite 100
Stamford, CT 06901
Dear Rajat:
We are all very pleased that you have become a member of our Board of Directors. I am writing to set forth the terms of your compensation as a non-management director, which terms will remain in effect until modified by the Board.
Your term as a director commences today, November 10, 2006, and will run through March 27, 2007, the date of the next annual meeting of shareholders of The Goldman Sachs Group, Inc. (“GS Inc.”).
Your prorated fiscal 2006 compensation (to be granted in December 2006) is as follows:

Fiscal 2006 Annual Retainer:	$6,250 (prorated from $75,000, to be converted into fully vested restricted stock units[1] (“RSUs”))

Fiscal 2006 Annual Grant:	250 RSUs (prorated from 3,000 RSUs)

[1]	A restricted stock unit constitutes an unfunded, unsecured promise to deliver a share of GS Inc. common stock on a predetermined date.

Rajat K. Gupta
November 10, 2006
Page Two
The number of RSUs granted to you for fiscal 2006 as a prorated Annual Retainer will be calculated using the same method as that used for determining grants to employees for fiscal 2006 year-end RSUs. The Annual Grant and Annual Retainer awards will be granted to you on the same date as fiscal year-end equity awards for fiscal 2006 are granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the U.S. Securities Exchange Act of 1934. All RSUs granted as non-management director compensation provide for delivery of GS Inc. shares on the last business day of May in the calendar year following the calendar year in which you cease to be a director of GS Inc.
     Any Options granted to you for future Annual Grants:
(i)	are immediately vested and first become exercisable on the earlier of (a) the same date that year-end options granted to employees of GS Inc. and its affiliates for the fiscal year to which the Annual Grant pertains become exercisable (or, if no employee options are granted for such year, then on the first eligible trading day for directors in January following the third anniversary of the grant date), and (b) the date on which you cease to be a director of GS Inc.;

Rajat K. Gupta
November 10, 2006
Page Three
(ii)	have an exercise price equal to the closing price (without giving effect to any after-hours trading sessions) of GS Inc. shares on the New York Stock Exchange on the date of grant; and

(iii)	expire ten years after the date of grant.
In addition, GS Inc. shares received upon exercise of Options for a particular fiscal year may not be transferred, and no cashless exercises of such Options are permitted, until the date on which shares received upon exercise of employee options for the fiscal year are transferable or, if no employee options are granted for such year, until the first eligible trading day for directors on or after the first anniversary of the initial exercise date for such Options. All Options and RSUs also will be subject to the terms and conditions of The Goldman Sachs Amended and Restated Stock Incentive Plan and the relevant award agreements.
I have enclosed various documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope.
Sincerely,
/s/ Lloyd C. Blankfein
Lloyd C. Blankfein
Chairman & CEO
The Goldman Sachs Group, Inc.

Enclosures:	The Goldman Sachs Amended and Restated Stock Incentive Plan Signature Card for Equity-Based Awards and the Mellon Custody Account Custody Agreement Form W-9